Exhibit 99.1
Bally’s Corporation (NYSE: BALY) today announced that Mira Mircheva has been appointed as Executive Vice President (“EVP”) and Chief Financial Officer (“CFO”), subject to regulatory approvals. Marcus Glover, Bally’s current CFO, has been appointed to serve as Bally’s Executive Vice President, Global Operations Group.

Ms. Mircheva is a senior executive in the hospitality and gaming industry with more than 25 years of experience in finance. Most recently, Ms. Mircheva served as Chief Financial Officer of The Queen Casino & Entertainment. Prior to that, she was Partner & Research Analyst at Standard General. Ms. Mircheva was previously a Senior Research Analyst at Perella Weinberg Partners Asset Management. Before that, Ms. Mircheva worked as a Vice President in credit principal investing at Goldman Sachs. She joined the Goldman Sachs Investment Banking Division as an analyst in 2001. She is currently a member of the Board of Directors of White Energy and Intralot S.A. Ms. Mircheva holds a B.A. in Economics from Colgate University.

Robeson Reeves, Bally’s CEO, said, “On behalf of the Board of Directors and the entire leadership team, I am thrilled to welcome Mira to Bally’s. She brings considerable experience to this role and her experience as CFO of The Queen Casino & Entertainment will be invaluable as we integrate Queen into Bally’s.” Soo Kim, Chairman of Bally’s Board of Directors, said, “Mira’s experience as a CFO and strong financial acumen and operational experience make her the right person to help Bally’s continue to grow and achieve our long-term financial goals.”

Ms. Mircheva, Bally’s incoming EVP and CFO, said, “I am thrilled to be joining Bally’s at such an exciting time for the Company and to leverage my experience with Queen to continue to strengthen our financial position by optimizing our cost structure, enhancing the efficiency of our operations and leveraging the collective experience of our Board and my newest colleagues across the globe.”

About Bally’s Corporation

Bally’s Corporation (NYSE: BALY) is a global casino-entertainment company with a growing omni-channel presence. Bally’s owns and operates 19 casinos across 11 states, along with a golf course in New York and a horse racetrack in Colorado, and holds OSB licenses in 13 jurisdictions in North America. The acquisition of Aspers Casino in Newcastle, UK, expands its international reach. It also owns Bally Bet, a first-in-class sports betting platform, Bally Casino, a growing iCasino platform, Bally’s Interactive International division (formerly Gamesys Group), a leading global interactive gaming operator, and a significant economic stake in Intralot S.A. (ATSE: INLOT), a global lottery management and services business.

With 11,500 employees, its casino operations include approximately 17,700 slot machines, 630 table games, and 3,950 hotel rooms. Bally’s also has rights to developable land in Las Vegas at the site of the former Tropicana Las Vegas.

Media Contact
Diane Spiers
(609) 377-4706
dspiers@ballys.com

Investor Contact
Marcus Glover
Chief Financial Officer
401-475-8564
ir@ballys.com